Exhibit 99.1

News
Contacts:

Media:
Sheryl Williams
610-738-6493
swilliams@cephalon.com

Investors:
Robert (Chip) Merritt
610-738-6376 office
cmerritt@cephalon.com

For Immediate Release

Cephalon, Inc. Announces Agreement to Acquire AMRIX,

A Once-Daily Extended-Release Muscle Relaxant

 FDA Approved Product Will Accelerate Growth of Pain Franchise

Frazer, Pa — August 23, 2007 — Cephalon, Inc. (Nasdaq: CEPH) announced today it has signed an agreement to acquire the North American rights to AMRIX® (cyclobenzaprine hydrochloride extended-release capsules) from ECR Pharmaceuticals, a privately held company.  Two dosage strengths of AMRIX (15 mg and 30 mg) were approved in February 2007 by the U.S. Food and Drug Administration (FDA) for short-term use as an adjunct to rest and physical therapy for relief of muscle spasm associated with acute, painful musculoskeletal conditions.  The product is not yet available commercially in the United States; however, Cephalon expects to launch the product early in the fourth quarter.

Under the agreement, which is expected to close on or about August 28, 2007, Cephalon will acquire the rights to AMRIX for $100 million cash.  The company also could make future cash payments to ECR upon the achievement of certain cumulative net sales milestones.  The company anticipates that the transaction will be modestly dilutive in the fourth quarter due to product launch costs; despite this, the company is reaffirming its existing 2007 sales and adjusted income per common share guidance.  The transaction is expected to be accretive in 2008 and thereafter.

“AMRIX is an excellent strategic fit with our current sales organization, providing us with a second product that is complementary to many pain relievers used today,” said Robert Roche, Executive Vice President, Worldwide Pharmaceutical Operations.  “Cyclobenzaprine HCl is the most widely prescribed muscle relaxant in the United States, representing 37 percent of the 45 million prescriptions for muscle relaxants written in 2006, according to IMS.  AMRIX has convenient once-daily dosing and a side effect profile that includes very low rates of sedation which will provide physicians and patients an attractive alternative to current therapies.”

About AMRIX

AMRIX is a once-a-day, extended-release version of cyclobenzaprine hydrochloride, the active ingredient in the brand Flexeril®*.  AMRIX is indicated for relief of muscle spasm associated with acute, painful musculoskeletal conditions.  AMRIX is intended for short-term use  (up to two or three weeks) because adequate data for more prolonged use are not available and because muscle spasm associated with acute, painful musculoskeletal conditions is generally of short duration and specific therapy for longer periods is seldom warranted.

With convenient, once-daily dosing, AMRIX provides relief from muscle spasm comparable to that with cyclobenzaprine hydrochloride taken three times daily.  In Phase 3 clinical trials, once daily dosing of AMRIX at 15 mg and 30 mg resulted in somnolence rates of one and two percent respectively.  The most common side effects of AMRIX in Phase 3 clinical trials (greater than or equal to three percent) were dry mouth, dizziness, fatigue, constipation, nausea and dyspepsia.

AMRIX is contraindicated in patients concomitantly using monoamine oxidase (MAO) inhibitors or within 14 days after their discontinuation; in patients during acute recovery phase of myocardial infarction, and in patients with arrhythmias, heart block conduction disturbances or congestive heart failure; and in patients with hyperthyroidism.  AMRIX is not recommended for use in the elderly or in those with hepatic impairment.

AMRIX currently has market exclusivity until the first quarter of 2010.  There also is a pending U.S. patent application that contains claims directed to the formulation of the product.

Full prescribing information is available on the FDA website at http://www.fda.gov/cder/foi/label/2007/021777lbl.pdf.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon has delivered a seven-year compound annual growth rate (CAGR) greater than 75 percent and 2006 revenue of $1.760 billion.  A member of the Fortune 1000, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company’s proprietary products in the United States include: PROVIGIL® (modafinil) Tablets [C-IV], FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX® (arsenic trioxide) injection, VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL® (tiagabine hydrochloride), ACTIQ® (oral transmucosal fentanyl citrate) [C-II], and

NUVIGIL™ (armodafinil) Tablets [C-IV]. The Company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding the acquisition of AMRIX, including the strategic fit of the product with Cephalon’s organization, the attractiveness of AMRIX to physicians and patients compared with current therapies, the timing of the expected closing of the transaction and the potential impact the acquisition, if consummated, may have on  sales and earnings in 2007 and beyond; anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; sales and earnings guidance; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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* Flexeril is the registered trademark of Johnson & Johnson